CONSULTING SERVICES and PURCHASE AGREEMENT

THIS CONSULTING SERVICES and PURCHASE AGREEMENT (this “Agreement”) is made effective as of the 30th day January 2020 (the “Effective Date”) between Solid Bride Investment, LLC. a limited liability corporation, with its principal address at 10500 SW 200 St. Cutler Bay FL 33157 (“Solid Bridge” or the “Consultant”) and Cannagistics, Inc., doing business at 1200 Veterans Highway, Suite 310, Hauppauge, NY 11788, (the “Company” or “CNGT”).

Background

WHEREAS, SOLID BRIDGE has the rights for development and ownership for a transaction involving a CMP/GMP facility/laboratory in Malta, and has the ability to have certain licenses issued with respect to the facility

WHEREAS, the Company desires to have the SOLID BRIDGE provide the services as set forth herein, and

WHEREAS, SOLID BRIDGE has the requisite skills and experience to provide the required services to the Company for the activities desired by the Company, and are desirous of providing such services,

NOW THEREFORE, for good and valuable consideration, the parties will be legally bound and agree as follows:

1.	Appointment. The Company hereby agrees to engage as the Consultants of the Company, and SOLID BRIDGE accepts the engagement, subject to the Compensation approved by the Company herein.

2.	Scope of Services. During the Term and any Renewal Term, the Consultant will, upon request, provide to CNGT the Consulting Services on an “as needed” basis, including, but not limited to, those described below.

a.	Continue development of the facility/laboratory, and to have it be CMP/GMP certified and fully licensed;
b.	Liaison between the Company and all parties related to the “Malta Transaction”; and
c.	Assist the Company in any additional agreed upon tasks.

3.	Staffing. The Consultant will maintain in its employ, or otherwise have available to it, personnel sufficient in number and adequate in ability to perform the Services in accordance with this Agreement. The Consultant will have the exclusive right to direct and control its personnel and/or third parties providing the Services, other than in respect of the Company’s right, as the recipient of the Services, to supervise the performance of the Consultant under this Agreement.

4.	Compensation. (a) Payment of a monthly fee of $12,500, starting on or before the 30th day of January 2020, and each month thereafter on the last day of each month of the term of this Agreement, including any extension, (b) the issuance of a total of 2,000,000 shares of Series D preferred stock, each share having a conversion rate equal to 72.5 shares of common stock of the Company, and equaling approximately 12% of the total issued and outstanding shares of common stock, if all series D Preferred Shares are converted, (c) an additional payment of 12% of the Net Profits of the Malta Transaction and Operation, payable, semi-annually, on the last day of the Month following the close of the year end and the second fiscal quarter of the Company, and (d) the prompt reimbursed for all reasonable out-of-pocket expenses (including travel, entertainment, etc.) incurred by it in its performance under this Agreement, upon submission of documentation supporting such expense(s), on a monthly basis. Any reimbursable expenses in excess of $500.00 shall be approved in advance by the Company.

5.	Non-Exclusivity. The Company expressly understands and agrees that the relationship with the Consultant is on a non-exclusive independent contractor basis for the Services and that the Consultant shall not be prevented, barred or limited from rendering consulting services of the same nature or of a similar nature to those described in this Agreement, or of any nature whatsoever, for or on behalf of any person, firm, corporation, or entity other than the Company during the Term and any Renewal Term.

6.     Place of Performance. In connection with the Services performed by the Consultant, the Consultant’s activities shall be principally based in its own offices’, or other location(s), except for required and approved travel on the Company’s behalf.

7.     Term and Termination.

a.	Term. Unless terminated earlier under Section 6.b., below, the term of this Agreement will be three (3) years (the “Term”) commencing on the Effective Date (that being January 30, 2020).

b.	Termination.

(a)	This Agreement MAY be terminated prior to the expiration of the Term or any Renewal Term by either party if a material breach, including the failure to complete the “Malta Transaction” to this Agreement by the other party is not effectively cured within 10 days (the “Cure Period”) from receipt of written notice of the breach from the non-breaching party; and

(b)	The date of termination (the “Termination Date”) shall be defined to mean; (i) with regard to Section 7.b.(a), the date upon which the Cure Period expires and there has been no cure, and (ii) with regard to Section 6(a), the last day of the Term, or any Renewal Term.

c.	Effect of Termination.

(a)	Termination under Section 7.b. will not affect any other remedy or damages available to either of the parties. Upon termination of this Agreement, no party will have any further obligation to fulfill commitments under this Agreement, except for those obligations set forth in this Section 7 and in Sections 4, 8, 9 and 10, each of which expressly survives the termination of this Agreement;

(b)	On the Termination Date, the Company shall pay to the Consultants any remaining compensation accrued or un-accrued, as which would have been paid during the term then in effect, any unreimbursed expenses up through the appropriate date, and shall issue and deliver securities due and issuable in accordance with Section 4, above; and

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(c)	Upon termination, no party will have any obligation to fulfill commitments under this agreement, except for expenses advanced by Consultant and previously approved by the Company.

8.       Indemnification.

a.	Indemnification by the Company. If in connection with any services or matters that are the subject of or arise out of this Agreement or the Consultant’s engagement hereunder, the Consultant or any of its directors, officers, stockholders, employees or agents (collectively, the “Consultant Indemnitees”) becomes involved (whether or not as a named party) in any action, claim, investigation or legal proceeding, the Company, will indemnify and save harmless such Consultant Indemnitees from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments in compromises and defending against any claims or alleged claims) of any nature whatsoever, liquidated or unliquidated, that are incurred by any Consultant Indemnitees’ obligations under this Agreement unless the claim or alleged claim resulted from willful misconduct, negligence or fraud of the Consultant Indemnitees. The Company agrees that, without the Consultant Indemnitees’ prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this Section 8 (whether or not the Consultant Indemnitees are actual or potential parties to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Consultant Indemnitee from all liability arising out of such claim, action or proceeding.

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b.	Indemnification by the Consultant. If in connection with any services or matters that are the subject of or arise out of this Agreement or the Consultant’s engagement hereunder, the Company or any of its directors, officers, stockholders, employees or agents (collectively, the “Company Indemnitees”) becomes involved (whether or not as a named party) in any action, claim, investigation or legal proceeding, the Consultant, will indemnify and save harmless such Company Indemnitees from and against any and all claims, liabilities, damages, losses, costs and expenses (including amounts paid in satisfaction of judgments in compromises and defending against any claims or alleged claims) of any nature whatsoever, liquidated or unliquidated, that are incurred by any Company Indemnitees’ obligations under this Agreement unless the claim or alleged claim resulted from willful misconduct, negligence or fraud of the Company Indemnitees. The Consultant agrees that, without the Company Indemnitees’ prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this Section 8 (whether or not the Company Indemnitees are actual or potential parties to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Company Indemnitee from all liability arising out of such claim, action or proceeding.

c.	Procedures. As to any claim or lawsuit with respect to which party seeks indemnification hereunder (the “Indemnified Party”), it shall provide prompt notice thereof to the other party (the “Indemnifying Party”), and the Indemnifying Party shall have the right to control the defense of said lawsuit, including the selection of attorneys, and any settlement thereof, provided that no settlement which impairs the rights of the Indemnified Party shall be made without its prior written consent, which consent shall not be unreasonably withheld.

9.       Covenants

a.      Confidentiality. With respect to information of the Company, which is clearly marked “Confidential”, whatever its nature and form and whether from Graphic Materials (as defined below) or otherwise (except such as is generally available through publication or is previously known to the Consultant, or is lawfully obtained by the Consultant through a third-party), obtained by the Consultant during or as a result of its consultancy with the Company and relating to any invention, improvement, enhancement, product, know-how, formula, software, process, design, or other creation, or to any use of any of them, costs (including, without limitation, manufacturing costs), prices, or to any plans of the Company, or to any other trade secret or proprietary information of the Company, the Consultant agrees:

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b.     to hold all such information, inventions and discoveries which have not otherwise become public knowledge in strict confidence and not to publish or otherwise disclose any thereof to any person or entity other than the Company except with the prior written consent of an officer of the Company, or as may be required by law;

c.      to take all reasonable precautions to assure that all such information, inventions and discoveries are properly protected from access by unauthorized persons; and

d.     to make no use of nor exploit in any way any such information, invention or discovery except as required in the performance of its consultancy for the Company.

For the purposes of this Agreement, the term “Graphic Materials” includes, without limitation, letters, memoranda, reports, notes, notebooks, books of account, drawings, prints, specifications, formulae, software, data print-outs, microfilms, magnetic tapes and disks and other documents and recordings, together with all copies, excerpts and summaries thereof.

10.       Further Assurances. The Company and Consultant will use their best efforts to implement the provisions of this Agreement, and for such purpose neither party shall represent to the other any material facts concerning itself during the Term and any Renewal Term which are false, misleading or untrue in any material respect and neither party shall intentionally fail to provide the other with material facts concerning itself or will in any material manner prevent the Services from being performed under this Agreement.

11.       Miscellaneous.

a.      Limitation of Liability. IT IS UNDERSTOOD BETWEEN THE PARTIES THAT NEITHER THE CONSULTANT NOR ANY OF THEIR PARTNERS, EMPLOYEES, AGENTS, OR PRINCIPALS ARE PROVIDING LEGAL SERVICES, ACCOUNTING SERVICES, OR BROKERAGE SERVICES, AND SUCH SERVICES MUST BE RETAINED BY THE COMPANY AT ITS OWN COST AND EXPENSE. IT IS EXPRESSLY ACKNOWLEDGED THAT THE CONSULTANT WILL UTILIZE ITS BEST EFFORTS IN PERFORMING THE SERVICES CONTEMPLATED HEREBY BUT NO REPRESENTATIONS ARE MADE OR GUARANTEE GIVEN BY THE CONSULTANT AS TO THE AMOUNT OF TIME IT WILL SPEND IN PROVIDING THE SERVICES NOR TO THE ULTIMATE SUCCESS OF ANY TRANSACTION OR OTHER ACTION UNDERTAKEN BY THE COMPANY. IN NO EVENT WILL THE AGGREGATE DAMAGES CLAIMED BY THE COMPANY UNDER THIS AGREEMENT EXCEED THE TOTAL CASH FEES RECEIVED BY THE CONSULTANT, EXCEPT IN THE CASE OF WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR ACTUAL FRAUD.

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b.     Notices. All notices and other communications provided for or permitted in this Agreement will be made in writing by hand-delivery, registered first-class mail, or courier guaranteeing overnight delivery, to the addresses maintained by each party.

All notices and communications will be deemed to have been duly given; at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, and on the next business day if timely delivered to a courier guaranteeing overnight delivery; provided, however, that the inability to deliver any notice or other communication because of the changed address of which no notice was given, or rejection or refusal to accept any notice or other communication as of the date if such inability to deliver or rejection or refusal to accept delivery.

c.      Waivers. The failure of a party to this Agreement to insist upon strict adherence to any of the terms of this Agreement on any occasion will not be considered a waiver, or deprive that party of the right thereafter to insist upon strict adherence to that term or other term of this Agreement. Any waiver must be in writing.

d.     Force Majeure. The Consultant will not be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control including acts of God, fires, floods, wars, civil disturbances, sabotage, accidents, labor disputes (whether or not the employees’ demands are reasonable and within the party’s power to satisfy), governmental actions or transportation delays.

e.      Governing Law. This Agreement, the rights of the parties in, under and to this Agreement and any dispute or action relating to this Agreement (whether in contract, tort or otherwise) will be governed by, construed and enforced in accordance with the laws of New York applicable to the agreements made and performed entirely in that State. Any legal actions, suits or proceeding arising out of this Agreement (whether arising in contract, tort or otherwise), will be brought exclusively in a federal or state court located in the State of New York having jurisdiction of those courts with respect to any legal actions, suits or proceeding (whether arising in contract, tort or otherwise) arising out of this Agreement. In the event of any legal action, suit or proceeding, the parties waive their right to a jury trial.

f.      Entire Agreement; Amendments. This Agreement represents the entire understanding of the parties and superceded and cancels any and all prior negotiations, undertakings and agreements between the parties, whether written or oral, with respect to the subject matter of the Agreement. This Agreement may be amended, modified, waived or terminated only by a written instrument signed by both parties to this Agreement.

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g.     Binding Effect. This Agreement will insure to be the benefit of and will be binding upon the parties their respective successors, permitted transferees and assigns.

h.     Assignment and Benefits of Agreement. This Agreement may not be assigned by any party to this Agreement without the written consent of the other party, except that Precious Investments may assign this Agreement to its wholly-owned subsidiary, Global3pl, Inc., at the time of any spin out of Global3pl, Inc. from Precious Investments, Inc. and that SOLID BRIDGE may assign this Agreement to an entity wholly owned by the sole shareholder of SOLID BRIDGE. Nothing in this Agreement, express or implied, is intended to confer upon any person other that the parties hereto, and their said successors and assigns, any rights under or by reason of this Agreement.

i.       Independent Contractor. Each of the Company and the Consultant certifies that neither party has any authority to act for or bind the other party except as expressly provided for in this Agreement, that the Consultant may work for others, and that any persons provided by the Consultant under this Agreement will be solely the employees or agents of the Consultant under its sole and exclusive direction and control.

j.       Severability. To the extent that any provision of this Agreement or the application thereof is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, or the application of such a provision under other circumstances, will be unaffected and will continue in full force and effect unless the invalid or unenforceable provision is of such essential importance for this Agreement that it is to be reasonably assumed that the parties would not have concluded this Agreement without the invalid or unenforceable provision.

k.     Consents. Any consent or approval to be given under this Agreement may be delegated by the party to give such consent or approval to any agent or representative as such party may, from time to time, authorize in writing.

l.       Counterparts. This Agreement may be executed in any number of counterparts, and each of the parties on separate counterparts, each of which, when so executed, will be deemed an original, not all of which will constitute but one and the same original.

m.   Third Parties. Nothing in this Agreement, expressed or implied, is intended or will be construed to confer upon or give any person other than parties to this Agreement, their permitted successors or assigns and (to the extent indicated herein) any rights or reminded under or by reason of this Agreement.

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n.     Further Assurances. Each party will take or perform such actions as reasonable requested by the other party, including the execution of any additional documents, in order to carry out the intent of, and to facilitate and effectuate the actions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Solid Bridge Investment, LLC.

By: /s/ Carlos DeFex

Name: Carlos DeFex

Title: Managing Member

Cannagistics, Inc.

By: /s/ James W. Zimbler

Name: James W. Zimbler

Title: President

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